                           CAUSE NO. 352-129228-90

INDEPENDENT RESEARCH AGENCY       )           IN THE DISTRICT COURT
FOR LIFE INSURANCE, INC.,         )
                   Plaintiff,     )
VS.                               )           TARRANT COUNTY, TEXAS
WILLIAM C. HUGENBERG, JR.,        )
                   Defendant.     )           352ND JUDICIAL DISTRICT


               PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT

        COMES NOW, INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC., and files this its Amended Motion for Summary Judgment against Defendant WILLIAM
C. HUGENBERG, JR., and for grounds would show unto the Court as follows:

        Defendant William C. Hugenberg, Jr., (hereinafter "Hugenberg") has appeared and answered in this suit.

                                 INTRODUCTION
                                      II.

        Hugenberg is a former employee and registered representative of United Services Planning Association, Inc. (hereinafter "USPA") and a former authorized agent of Independent Research Agency for Life Insurance, Inc., (hereinafter "IRA"). As such, Hugenberg was permitted to purchase stock in USPA's parent corporation, IRA. Hugenberg availed himself of the opportunity to purchase IRA stock. Prior to purchasing the stock, Hugenberg executed a "Stock Agreement" which provided in part that to hold



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 1
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stock in IRA, Hugenberg had to be an authorized agent for IRA. The Stock
Agreement also provides that if Hugenberg ceases to be an agent for IRA, then IRA has the option to repurchase its stock from him. Hugenberg agreed in the Stock Agreement that the repurchase price was to be the value placed on the stock by IRA. At or about the time Hugenberg's resignation as a USPA employee became effective, he also ceased to be an IRA agent. At that time, IRA had placed $535,587.50 in Hugenberg's payroll account in full payment for his Class B stock in accordance with the terms of the Stock Agreement executed by Hugenberg. This sum represented the number of shares held by Hugenberg times the value placed on the stock by IRA of $17.50 per share. Hugenberg attempted to deliver a cashier's check in the same amount ($535,587.50) to IRA's counsel. This Court entered an Order requiring that the cashier's check which Hugenberg attempted to tender be endorsed and paid into the registry of the Court. Since IRA paid the contractually agreed upon amount for the stock to Hugenberg, IRA cancelled Hugenberg's shares on its stock register.

                                     III.

        In this suit, Hugenberg has filed a counterclaim alleging IRA did not tender "value" to him for his IRA stock. On the basis of these allegations, Hugenberg predicates causes of action for fraud and breach of fiduciary duty. He also alleges that a "Control Group" manipulated IRA Class B stock for the benefit of



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 2
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the members of that "group," and, that the "group" conspired to "suppress and frustrate the rights of Class B stock shareholders ..." The crux of these allegations is also a claim that IRA did not tender "value" to Hugenberg for his stock. What Hugenberg fails to disclose in his counterclaim is that he made several purchases of IRA stock and accepted dividends with knowledge of the manner in which IRA set the price for repurchasing its stock, the actual prices set for the stock, and the fact that IRA had and was continuing to exercise its repurchase option in the Stock Agreement. In addition, IRA has no obligation to tender any "value" to Hugenberg for his stock other than the price set pursuant to the Stock Agreement.

                                      IV.

        IRA requests a summary judgment on all issues upon which it has the burden of proof. IRA also requests a summary judgment on all issues raised by Hugenberg in his Counterclaim.

                                    FACTS

                                      V.

        This Motion for Summary Judgment is supported by all discovery on file in this case filed on behalf of IRA. In addition, this Motion for Summary Judgment is supported by the following affidavits' including excerpts from deposition testimony which are incorporated herein fully by reference:

        1. Affidavit of Lamar C. Smith, and exhibits thereto filed on 9/19/90 in support of Plaintiff's Motion for Summary Judgment, a true and correct copy of which is attached hereto as Exhibit "A". (Smith aff'd. #1);



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 3
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        2.   Affidavit in Support of Motion for Summary Judgment of Lamar C.
             Smith, filed 2/11/91, a true and correct copy of which is attached hereto as Exhibit "B". The exhibits to the Smith #2 affidavit were also filed on 2/11/91 and due to their volume are not attached to this Motion, but are included in the Court's file and incorporated herein. (Smith aff'd. #2);

        3. Affidavit of Sam F. Rhodes attached hereto as Exhibit C. (Rhodes aff'd.);

        4. Affidavit of G. Norman Coder attached hereto as Exhibit D (Coder aff'd.)

        5. Affidavit of William Arthur Dast attached hereto as Exhibit E (Dast aff'd.)

        6. Affidavit of Robert F. Watson and Exhibits thereto being extracts from the deposition transcripts of Hugenberg and Dr. Allen Self, Sam Rhodes, G. Norman Coder, Lamar Smith, Merwyn Eiland and W.L. Rankin attached hereto as Exhibit F. (Hugenberg Depo. Vol.I and Vol.II, Self Depo., Rhodes Depo., Coder Depo., Smith Depo., Eiland Depo. and Rankin Depo.)

        7. Affidavit of Duane 0. Schumacher attached hereto as Exhibit G (Schumacher aff'd.)

        8. Affidavit of Dabney D. Bassel attached hereto as Exhibit H. (Bassel aff'd.).

A true and correct copy of the Defendant's First Amended Answer and Counterclaim filed by Hugenberg on October 18, 1990, is attached hereto as Exhibit "I". (Counterclaim)

                                      VI.

        The following facts are established as a matter of law. (A parenthetical reference is made to the source which establishes each fact as a matter of law.)

        1. USPA is a wholly owned subsidiary of IRA. (Smith aff'd. #1 and Watson aff'd., Exhibit E, Hugenberg Depo. Vol. I, page 44, 11.5-19)



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 4
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        2.   Hugenberg was employed by USPA from July 23, 1976, until July
             1, 1990. (Smith aff'd. #1 and Watson aff'd., Exhibit E, Hugenberg Depo. Vol. I, page 6, 1.25-p.7, 1.3 and page 18, 11.17-19 and
             Hugenberg Depo. Vol. II, page 147, 11.5-8

        3. Hugenberg was an agent of IRA from 1976 until July 5, 1990. (Smith aff'd. #1 and Watson aff'd., Exhibit E, Hugenberg Depo. Vol. I, pages 6, 1.25-p.8, 1.5, p.18, 11.17-19 and p.47,
             1.24-p-48, 1.1; Vol. II, page 147, 11.5-8)

        4. Hugenberg is no longer licensed as an insurance agent by the state of Texas. (Schumacher aff'd.)

        5. Hugenberg executed a Stock Agreement dated March 3, 1981. (Smith aff'd. #1 and Watson aff'd., Exhibit E, Hugenberg Depo. Vol. I, pages 46, 1.23-p.47, 1.10 and Plaintiff's Exhibit 9)

        6. The "Stock Agreement" had to be executed by Hugenberg before the company would let him purchase IRA stock. (Smith aff'd. #1 and Watson aff'd., Exhibit E, Hugenberg Depo., Vol. II, p.70, 1.20-p.71, 1.7)

        7. The only persons who can hold the class of stock in IRA issued to Hugenberg are "authorized agents of IRA." (Smith aff'd. #1 and Watson aff'd., Exhibit E, Hugenberg Depo., Vol. I, p.47, 11.16-23)

        8. During his employment, Hugenberg purchased IRA Class B common non-voting stock in the following amounts and at the following prices:



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 5
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
                                Number of
Year of Purchase            Shares Purchased             Price Paid
----------------            ----------------             ----------
      1981                         621                 $    76.50*
      1981                        2000                  20,000.00
      1982                        2000                  22,700.00
      1984                        1300                  18,720.00
      1985                         200                   4,600.00
                                --------                ---------
      TOTAL                       6121                 $66,096.50

           * Hugenberg exchanged 911 shares of USPA stock acquired for $70.40 plus $6.10 to acquire these IRA shares. (Smith aff'd. #1 and Watson aff'd., Exhibit E, Hugenberg Depo. Vol. I, page 40, 1.21 through page 41, 1.16 and Plaintiff's Exhibit 1-3; Vol. I, page 41, 1.17 through page 45, 1.16 and Plaintiff's Exhibit 6; Vol. I, page 78, 11.6-13; pp. 98, 11,19-23; Vol. I, pp. 123,
             1.10-p.124, 1.18; Vol. I, pp. 138, 1.22-p.139, 1.14)

        9. In 1988, IRA Class B common non-voting shares were split five for one, giving Hugenberg a total of 30,605 shares. (Smith aff'd. #1 and Watson aff'd., Exhibit E, Hugenberg Depo., Vol. I, pages 168, 1.1-p.169, 1.10)

        10. IRA paid Hugenberg dividends in the following amounts on his IRA stock

             Year                     Amount of Dividend
             ----                     ------------------
             1987                        $ 48,968.00
             1988                          64,270.50
             1989                          81,108.25
                                         -----------
             TOTAL                       $194,341.75

             (Smith aff'd. #1 and Watson aff'd., Exhibit E, Hugenberg Depo., Vol. I, pages 163, 1.8-p.164, 1.1 and Plaintiff's Exhibit 25; page 173, 1.15 and 174, 1.2 and Plaintiff's Exhibit 28; Vol. I, page 186, 11.12-16 and Plaintiff's Exhibit 30)

        11. The "Stock Agreement" provides that IRA has an option to repurchase stock when the stockholder ceases to be an agent of IRA. (Smith aff'd. #1, Exhibit A and Watson aff'd., Exhibit E, Hugenberg Depo., Vol.I, p.48, 11.2-22)



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT -- PAGE 6
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        12.  The "Stock Agreement" provides that IRA may exercise the option specified in paragraph IV of this motion by paying the stockholder a price per share as established, at least annually, by IRA, and that IRA shall notify the stockholder of this price. (Smith aff'd. #1, Exhibit A and Watson aff'd., Exhibit E, Hugenberg Depo., Vol. I, p.48, 1.20-p.49, 1.7)

        13. The price which IRA tendered to Hugenberg for his Class B stock was the book value of IRA stock at the end of the prior fiscal year plus that year's earnings which are added in monthly increments to the price as the ensuing year progresses, less any dividends. Watson aff'd. Ex. F; Self Depo., p.142, 11.6-20; Eiland Depo., pp.118, 1.20-p.119, 1.8)

        14. The "Stock Agreement" has never been modified or revoked. (Smith aff'd. #1)

        15. A copy of the Stock Agreement is on file as part of the books and records of IRA and available for inspection by IRA stockholders and their attorneys and agents. (Coder aff'd.)

        16. In 1990, IRA advised Hugenberg, in writing, of the value of his stock in IRA. (Smith aff'd. #1, Exhibit N and Watson aff'd., Exhibit E, Hugenberg Depo., Vol. I, page 174, 11.3-13 and Plaintiff's Exhibit 29, p.01975)

        17. Hugenberg attempted to purchase IRA stock in an offering made by IRA in 1990. (Watson aff'd., Exhibit E, Hugenberg Depo., Vol. I, page 174, 11.11-13 and Vol. II, page 35, 1.14 through p.36, 1.25 and Plaintiff's Exhibit 37)

        18. The price of the stock owned by Hugenberg in July 1990 was $17.50 per share. (Smith aff'd. #1)

        19. When Hugenberg's employment with USPA ended, his agency agreement with IRA was terminated. (Smith aff'd. #1)



PLAINTIFF'S    AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 7
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        20.  When Hugenberg's employment with IRA ended, IRA deposited
             $535,587.50 by means of a payroll direct deposit into Hugenberg's account. (Smith aff'd. #1 and Watson aff'd., Exhibit E, Hugenberg Depo. Vol. II, page 66, 11.9-21 and Plaintiff's Exhibit 57)

        21. The price paid for Hugenberg's stock was calculated by multiplying the 30,605 shares of Class B stock he owned times $17.50. (Smith aff'd. #1)

        22. Hugenberg attempted to deliver a cashier's check in the amount of $535,587.50 to counsel for IRA. (Smith aff'd. #1)

        23. IRA filed the instant suit and this Court ordered IRA to endorse the cashier's check which Hugenberg attempted to deliver to IRA's counsel and deposit the funds represented by this cashier's check into the registry of the Court. (Smith aff'd. #1)

        24. The stock issued to Hugenberg was cancelled on the books of IRA. (Smith aff'd. #1)

        25. A reasonable attorneys' fee for the necessary legal work done in this case is $300,000. (Bassel aff'd.)

        26. IRA was organized "to provide every professional military family the opportunity to achieve financial independence." (Watson aff'd. Ex. A; Smith depo. p. 46, 11.19-47 and 54, 11.5-15; testimony of Ex. E, Hugenberg depo., Vol. I, p. 126, 11.5-24; Ex. G, Rankin depo. p. 180, 11.6-17)

        27. The founder (Carrol H. Payne) of IRA's purpose in selling stock to IRA agents was to preserve the integrity of IRA and insure its continuation as an independent entity, servicing the military in the manner described above. (Watson aff'd., Ex. A; Smith depo., p. 46, 1.19 - p. 47, 1.16, p. 54, 11.5-15; Ex. C,
             Coder depo.,



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 8
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             p. 89, 11.11-17; Ex. B, Self depo., p. 164, 11.3-10; Ex. G,
             Rankin depo., p. 49, 1.4 through p. 50, 1.3; p. 141, 11-15-24)

        28. The purpose for issuance of IRA Class B stock was to provide an incentive to its agents. (Watson aff'd. Ex. E; Hugenberg depo., Vol. I, p. 106, 11.3-12; p. 108, 11.20-24; p. 140, 11.3-24; p.
             160, 1.4 through p. 161, 1.7; p. 162, 11.14-21; p.185, 11.11-23;
             p. 271, 1.1 through p. 272, 1.11; Vol. II, p. 104, 11.4-14; p.
             148, 1.3 through p. 149, 1.7; WCH Exhibits 13, pp. 6 and 7; 16,
             p. 00187; 17, pp. 1, 4, 8-9; 19, pp. 1, 4, 8-9; 21, p.00288; 22,
             p. 00369; 23, pp. 1, 4, 7-8; 24, p.00439; 27, p. 00540; 29, pp.
             4, 7 and 19; Ex. B, Self, vol. I, p. 156, 1.23 through p. 157,
             1.21.)

        29. Any person who purchased IRA Class B stock was required to execute a stock agreement containing the same repurchase provisions as the Stock Agreement. (Smith aff'd. and Watson aff'd., Exhibit E, Hugenberg Depo., Vol. I, p.264, 11.17-23)

        30. Each IRA Class B shareholder who has sold his stock back to IRA did so at the price set by the Board of Directors pursuant to the repurchase provisions of the stock agreement. (Rhodes aff'd. and Smith aff'd. #2 and Watson aff'd., Exhibit E, Hugenberg Depo., Vol. I, p.115, 11.11-14)

        31. IRA issued and issues Class B stock as an incentive to its agents and not for the purpose of raising capital. (Smith aff'd. #2 and Watson aff'd., Exhibit E, Hugenberg Depo., Vol. II, p.104, 11.4-14, pp. 147, 1.24 through p. 148, 1.19)

        32. Stock agreements such as the one involved in this case are commonly used vehicles to permit the incentive of stock ownership to corporate agents and employees. (Rhodes aff'd.)

        33. There is nothing unusual or improper about a closely held corporation issuing



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 9
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             incentive stock to its employees and agents. (Watson aff'd Ex.
             E, Hugenberg depo. Vol. I, p. 140, 11.3-24; p. 185, 11.11-23;
             Ex. B, Self pp. 139, 11.8-17, p. 156, 1.23 through p. 157, 1.21;
             Rhodes aff'd)

        34. Hugenberg contends the stock Agreement was breached because IRA did not tender to him what he considers to be fair market value. (Watson aff'd, Exhibit E, Hugenberg Depo., Vol.II, p.117, 11.10-24)

        35. There is nothing inherently evil or unfair in a corporation setting the price at which it will sell stock to employees or agents and the price at which it will repurchase the stock from him/her. (Watson aff'd, Exhibit E, Hugenberg Depo., Vol. I, p.89, 11.4-8, p.110, 11.1-11, p.115, 11.11-14; Vol. II, p.60,
             11.20-24; Vol. II,  p.122, 1.17-p.123, 1.9; Vol. II, p.148,
             11.14-19; Vol. II, p.158, 11.18-25) and Exhibit F (Eiland Depo.,
             Vol. I, pp. 115, 1.16-p. 116, 1.1) and Exhibit D (Rhodes Depo., Vol. I, p.52, 11.7-18, p.53, 11.7-12)

        36. Hugenberg acknowledges that IRA would not have sold Class B stock to him at the price at which he was allowed to purchase it without his agreement to sell it back at a price set by the company. (Watson aff'd, Exhibit E, Hugenberg Depo., Vol. II, p.148, 11.9-19, p.71, 11.5-7; Vol. I, p.46, 1.23 through p.49,
             1.13, p.109, 1.18 through p.111, 1.10; Plaintiff's Exhibits 9; 10, pp.7 and 74; 13, pp.4, 7, 36 and 37; 17, pp.4, 6, 9, F-15
             and E-4; 19, pp.6, 8, 9, 20, F15, F16 and E-1; 23, pp.4, 5, 6,
             7, 16, F-14 and E-1; 29, pp-4, 6, 17, 18, 20, F-14 and
             Appendix A, P.1.)

        37. No one forced him to buy IRA Class B stock. (Watson aff'd, Exhibit E, Hugenberg Depo., Vol. II, pp. 71 and 72)

        38. Hugenberg believed at the time of his purchases and at the time of his deposition that when he purchased IRA "Class B" stock he got a good deal. Watson aff'd



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 10
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             Ex. E, Hugenberg depo. Vol. I, p. 138, 11.14-21; p. 267,
             11.6-12; Vol. II, p. 28, 1.9 through p. 29, 1.4; p. 40, 11.5-24;
             pp. 71, 1.8 through p. 72, 1.2; p. 93, 11.15-19; p.98, 11.6-16.)

        39. Offers of IRA Class B stock have been limited to agents and employees of IRA and no one is allowed to purchase Class B stock unless that person signs a Stock Agreement agreeing to sell his/her stock back to IRA at a price to be set by the company. (Watson aff'd Ex. E, Hugenberg depo. Vol. I, p. 46, 1.19 through p. 49, 1.13; p. 83, 1.23 through p. 84, 1.5; p. 106, 1.13 through p. 107, 1.6; pp. 109, 1.18 through p. 110, 1.11; p. 123,
             11.10-13; Exhibits 9, 10, p. 7; 13, pp. 4, 7 and 17; 17, pp. 4,
             6 and 9; 19, pp. 4, 6, 9 and 20; 23, pp. 4-7 and 18; 29, pp. 4,
             6, 17 and 20.)

        40. Hugenberg does not know of anyone who bought IRA Class B stock without signing a Stock Agreement. (Watson aff'd Ex. 3, Hugenberg depo. Vol. I, P. 50, 11.4-14; p. 88, 1.15 through p. 89, 1.14; Vol. II, p. 79, 1.13 through p. 80, 1.20.)

        41. The standard for the determination of the fairness of such agreements is whether they are uniformly and consistently applied to all shareholders. (Rhodes aff'd.)

        42. The Board of Directors of IRA has followed a uniform and consistent procedure for setting the repurchase price under its stock agreements. (Smith aff'd. #2 and Rhodes aff'd.)

        43. Hugenberg knows of no occasion where one stockholder was treated differently than another. (Watson aff'd, Exhibit E, Hugenberg depo. Vol. I, p. 185, 11.11-23)

        44. To adopt the valuation method advocated by Hugenberg would destroy IRA financially. (Smith aff'd. #2 and Rhodes aff'd.)



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 11
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        45.  Hugenberg received a high level of compensation for his services to IRA and USPA. (Dast aff'd.)

        46. Hugenberg entered into the stock agreement in good faith and does not want to rescind it. (Watson aff'd, Exhibit E, Hugenberg depo. Vol. I, pp. 109-110, Vol. II, p. 118, 11.15-17, p. 123,
             11.10-17)

        47. No one forced Hugenberg or anyone else to buy IRA Class B stock. (Watson aff'd, Exhibit E, Hugenberg depo. Vol. II, p. 71, 11.8-10)

        48. The method of computation of the price used by IRA has mathematical certainty. (Watson aff'd., Exhibit F, Eiland Depo.
             p. 121, 11.5-11)

        49. Hugenberg's primary complaint in this suit and the material fact of which he claims he was not informed was how IRA Class B stock would be valued on repurchase. (Counterclaim 7, 8 and 13(a) and (c) and Watson aff'd., Exhibit E, Hugenberg Depo. Vol. II p. 107, 11.7-15)

        50. Hugenberg did not discuss the Stock Agreement with anyone at the time he signed it. (Watson aff'd., Exhibit E (Hugenberg Depo., Vol. I, p. 49, 11.8-10 and Counterclaim PARAGRAPH 9)

        51. Hugenberg cannot recall any specific discussion, prior to signing the Stock Agreement, about how the stock would be valued. (Watson aff'd., Exhibit E, Hugenberg Depo., p.102, 11.1-15)

        52. Hugenberg made purchases of IRA Class B stock and attempted to purchase additional IRA Class B stock with knowledge of the manner in which IRA set the price for repurchasing IRA stock. (Watson aff'd., Exhibit E, Hugenberg Depo. Vol. I, pp. 77, 11.9-16, 98, 1.6-p.99, 1.2, 121, 1.20-p.122, 1.13, 128,
             1.12-p.129, 1.17, 174, 11.3-13; Vol. II 81, 11.2-p.82, 1.12;
             Smith aff'd. #2 Exs- B, C, D, E, F and G)



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 12
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        53.  Hugenberg made purchases of IRA Class B stock and attempted to make an additional purchase with knowledge of the price set by IRA for the repurchase of its stock over a period of almost 10 years. ID.

        54. Although Hugenberg now claims that he was in some way misled by IRA in connection with his purchases of IRA Class B stock, he admits that he received and read every offering document and every annual report that was issued by the company between 1981 and 1990. (Watson aff'd Ex. E; Hugenberg depo. Vol. I, pp. 32,
             1.15 through 36, 1.12.)

        55. Hugenberg received and examined every annual report from 1981 to 1990 and read and understood that portion of the annual report which described the price which IRA would pay its agents and employees for the Class B stock. (Watson aff'd, Exhibit B, Hugenberg depo. Vol. I, p. 40, 11.7-18; pp. 48, 1.23 through 49, 1.7; pp. 90, 1.19 through 91, 1.10; p. 110. 11.2-15; p. 112,
             11.4-8; pp. 114, 1.15 through p. 115, 1.4; p. 119, 11.3-15; pp.
             124, 1.19 through p. 126, 1.2; pp. 144, 1.12 through 145, 1.8;
             pp. 165, 1.20 through 166, 1.4)

        56. Each and every annual report of IRA contained comparable information concerning the price at which IRA would repurchase Class B stock. (Watson aff'd Ex. E; Hugenberg depo. Vol. I, pp. 90, 1.8 through 91, 1.22; pp. 113, 1.20 through 115, 1.24; pp.
             118, 1.12 through 119, 1.21; pp. 124, 1.19 through 126, 1.2; pp.
             139, 1.15 through 143, 1.12; pp. 144, 1.12 through 145, 1.8; Ex.
             B Self Vol. I, pp. 185, 1.23 through 186, 1.22; Ex. F. Eiland, Vol. I, pp. 118, 1.20 through 119, 1.8; Exhibits 12, p. 00072;
             15, p. 000145; 16, p. 000187; 18A, p. 00235; 21, p. 00288;
             22, p. 000369; 24, p. 00440; and 27, p. 00540.)

        57. Hugenberg made purchases of IRA Class B stock and attempted to make an additional purchase of IRA Class B stock with knowledge that IRA had and was continuing to



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PACE 13
             exercise the repurchase option in the Stock Agreement. (Watson aff'd., Exhibit E, Hugenberg Depo., Vol. I, p. 89, 1.4 through p.92, 1.1, 110, 11.1-10, 145; Vol. II, pp. 106, 1.9 through 109,
             1.15, 159, 11.6-9)

        58. Prior to the times, that Hugenberg purchased stock in IRA or attempted to purchase stock in IRA, he was notified that the offering price for such stock was determined "arbitrarily." (Watson aff'd., Exhibit E, Hugenberg Depo. Vol. I, pp. 77, 11.9-16. 98, 1.6-p.99, 1.2, 121, 1.20-p.122, 1.3, 128,
             1.12-p.129, 1.17, 174, 11.3-13; Vol. II, pp. 80-82); Smith
             aff'd. #2 Exs. B, C, D, E, F and G)

        59. Hugenberg was aware that the offering price for such stock corresponded to the price at which IRA was offering contemporaneously to repurchase stock. (Watson aff'd., Exhibit E, Hugenberg Depo. Vol. I, pp. 90, 1.4-p.91, 1.10, 113,
             1.20-p.115, 1.4, 118, 1.12-p.119, 1.18, 139, 11.15-20, 144,
             1.12-p.145, 1.18, 160, 11.4-23, 170, 1.10-p.171, 1.8, 174);
             Smith aff'd. #2, Exs. I, J, K, L, M, N, 0, P and Q)

        60. Hugenberg received numerous benefits as a result of his stock ownership in IRA. (Facts 7 and 9 above)

        61. IRA would not have sold Hugenberg IRA Class B stock on any occasion if he had not executed the Stock Agreement (Smith aff'd. #2 and Watson aff'd., Exhibit E, Hugenberg Depo., Vol. II, p.71, 11.3-7, p.148, 11.14-19)

        62. Hugenberg contends that IRA improperly cancelled his Class B stock on its books. (Counter-Claim PARAGRAPH 13(b))

        63. IRA cancelled Hugenberg's stock only after tendering the amount due him for his Class B stock under the terms of the Stock Agreement. (Smith aff'd. #1)



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 14

        64. Hugenberg contends that IRA "failed to disclose that the accounting method employed by IRA failed to fairly reflect the value of the corporation and its Class B stock by failing to account for the amount of renewals that would result in future revenues to that corporation." (Counterclaim PARAGRAPH 14(b))

        65. Hugenberg was aware that such future renewal or "trail" income was not included in the valuation of IRA stock prior to the time that he initially purchased IRA stock as well as prior to his subsequent purchases. (Watson aff'd., Exhibit E, Hugenberg Depo. Vol I, pp.52, 11.4-p-53, 1.9; Vol. I, p. 267, 11.6-12; Vol. II,
             p. 40, 11.15-24, pp. 81, 1.13-p-83, 1.11, Exhibit 32, p. 05064,
             Exhibit 40, p. 04924)

        66. Hugenberg contends that he was not informed that the "control group" had no intentions of allowing a reasonable market to develop where fair market value could be obtained for his stock in IRA. (Counterclaim PARAGRAPH 14(c))

        67. By statute, IRA Class B stock may be owned only by licensed Texas insurance agents. (Smith aff'd. #2 and Watson aff'd., Exhibit E, Hugenberg Depo. Vol. I, p.84, 11.6-10)

        68. Hugenberg was informed on numerous occasions that there was no public trading market for IRA Class B stock and that it was unlikely that such market would come into existence. (Watson aff'd., Exhibit E, Hugenberg Depo. Vol. I, pp. 77, 1.9-p.79, 1.14, 84, 11.11-17, 88, 1.17-p.89, 1.8, 122, 11.14-23, 124,
             11.19-25, 129, 1.18-p.133, 1.7; Smith aff'd. #2, Exs. B, C, D,
             and E)

        69. Hugenberg understood that there was no public market for IRA Class B stock and that it would be unlikely that there would ever be one. (Watson aff'd Ex. E, Hugenberg depo. Vol. I, p. 80, 11.2-15; p. 99, 11.14-21; pp. 107, 1.22 through 108, 1.4; pp.
             122,  1.14 through 123,



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 15

             1.13; pp. 135, 1.16. through 137, 1.3; p. 156, 11.11-21;
             Exhibits 10, pp. 2 and 7; 13, pp. 1, 2 and 4; 17, pp. 2, 4, 6
             and 7; 19, pp. 2, 4 and 6; 23, pp. 2, 4 and 6; 29, pp. 4, 6 and
             7)

        70. The Stock Agreement itself reveals that a market may not develop for IRA Class B stock. (Smith aff'd. #1 Ex. A)

        71. No single Class B stockholder may own more than 5% of IRA Class B stock. (Watson aff'd., Exhibit B, Self Depo., Vol. I, p.123, 11.9-12, p.126, 11.13-15, p.163, 1.24-p.164, 1.10 and Watson
             aff'd., Exhibit E, Hugenberg Depo., Vol. I, pp.116, 1.23-p.117,
             1.4)

        72. Hugenberg knows of no occasion when a shareholder of IRA offered stock back to the company and it was not purchased. (Watson aff'd., Exhibit E, Hugenberg Depo., Vol. I, pp.91, 1.23-p.92, 1.1)

        73. There is not a sufficient pool of purchasers to create a market for IRA Class B stock. (Watson aff'd., Exhibit F, Eiland Depo.
             p. 105, 11.7-9 and p. 108, 11.1-14, and Exhibit B, Self Depo.,
             p. 126, 11.10-19)

        74. Hugenberg contends that the "Control Group" has manipulated the affairs of IRA for the personal benefit of the members of the "Control Group" and failed to disclose certain of its operations and plans. (Counterclaim PARAGRAPH 14(a) and (d))

        75. Hugenberg does not know who makes up the "Control Group." (Watson aff'd., Exhibit E, Hugenberg depo. Vol. II, pp. 76, 1.6 through p. 79, 1.5)

        76. The only fact which Hugenberg contends was not disclosed by the control group is the method of valuing IRA stock. (Watson aff'd., Exhibit E, Hugenberg Depo. Vol. II, pp. 93, 1.3-p.94, 1.1, p.95, 11.15-22 and 107, 11.7-15)



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 16

        77. Hugenberg is unaware of any undisclosed plans by the "Control Group" or the "Control Group's" intentions. (Watson aff'd., Exhibit E, Hugenberg Depo. Vol. II, pp. 104, 1.15 through p. 105, 1.5, p. 107, 11.7-19)

        78. Hugenberg knows of no misapplication or waste of IRA assets by the "Control Group." (Watson aff'd., Exhibit E (Hugenberg Depo. Vol. II, p. 111, 11.17-25)

        79. All members of the "Control Group" who have sold their Class B stock back to IRA have received the price set by the Board of Directors pursuant to the Stock Agreement. (Smith aff'd. #2; Watson aff'd., Exhibit E, Hugenberg Depo. Vol. I, pp. 115, 1.11 through 118, 1.11; pp. 120, 1.7 through 121, 1.2, Vol. II, pp.
             105, 1.19 through 106, 1.14)

        80. The "Control Group" is not purchasing Class B stock from other Class B shareholders. (Watson aff'd., Exhibit E, WCH, Vol. II, p. 84, 11.4-7)

        81. The articles of incorporation and by-laws of IRA have provisions designed to avoid the very misactions of the Class A shareholders which Hugenberg contends might arise. (Watson aff'd., Exhibit C, Coder depo., Vol. I, p. 74, 1.21 through p.75, 1.18, Exhibit B & C Coder aff'd.)

        82. Hugenberg knows of no misapplication or waste of IRA assets by the "Control Group" but contends there is a "potential" for such abuses. (Watson aff'd., Exhibit E, Hugenberg Depo., Vol. II, p.111, 11.17-25)

        83. Hugenberg knows of no offer to buy or plan to sell IRA by which a revaluation of IRA stock which he contends is improper might occur. (Watson aff'd., Exhibit E, Hugenberg Depo., Vol. I, p.64, 11.14-16; Vol. I, pp. 139, 1.25 through 140, 1.17; Vol. II, pp.
             92, 11.4-23, pp.141, 1.23, p.142, 1.4)



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 17

        84. As far as Hugenberg knows, every person who has sold Class B stock back to IRA has been treated the same. (Watson aff'd Ex. E, Hugenberg Vol. II, p. 28, 11.9-15; p. 85, 1.22 through 86,
             1.4; p. 92, 11.4-23; p. 106, 11.9-14.)

        85. Hugenberg claims he is being deprived of value in IRA he created. (Watson aff'd, Exhibit E., Hugenberg depo. Vol. II, pp. 96, 1.5 through 98, 1.5)

        86. All members of the alleged "Control Group" who bought Class B stock signed a stock agreement. (Watson aff'd, Exhibit E, Hugenberg depo. Vol. II, p. 80, 11.2-5)

        87. Hugenberg acknowledged that when Class B stock is sold back to IRA the only reason that Class A shareholders receive a benefit is that they, just like Class B shareholders, share equally with Class B shareholders on liquidation and that they are part of the company and the company receives the benefit. (Watson aff'd, Exhibit E, Hugenberg depo. Vol. II, p. 90, 11.3-5)

        88. If IRA were liquidated, the assets of IRA would be divided according to the number of shares owned by each stockholder. (Watson aff'd., Exhibit E, Hugenberg depo. Vol. II, p. 90, 11.11-18)

        89. Members of the "Control Group" share on the same basis as other Class B shareholders upon liquidation. (Watson aff'd., Exhibit E, Hugenberg depo. Vol. II, p. 91, 11.16-25)

        90. Hugenberg knows of no member of the "Control Group" who has sold his stock and received anything more for his stock than the price set by the company. (Watson aff'd., Exhibit E, Hugenberg depo. Vol. II, p. 92, 11.3-8)

        91. If members of the "Control Group" do not remain stockholders until the revaluation of the stock which Hugenberg contends might occur, they will not receive any



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 18
             more benefit than other Class B shareholders. (Watson aff'd., Exhibit E, Hugenberg depo. Vol. II, p. 92, 11.20-23)

        92. Hugenberg knows of no occasion where a member of the "Control Group" purchased Class B stock from another shareholder. (Watson aff'd., Exhibit E, Hugenberg depo. Vol. II, p. 84, 11.4-7, p. 93, 11.1-4)

        93. Members of the "Control Group" who sold their stock back, sold it back to IRA. (Watson aff'd, Exhibit E, Vol. II, p. 79, 11.17-20, p. 80, 11.14-20, p. 89, 11.1-7)

        94. Hugenberg contends that certain activities of the "Control Group" were not disclosed, however, the only activity he alleges was not disclosed was the method of valuation of IRA stock. (Watson aff'd. , Exhibit E, Hugenberg depo. Vol. II, p. 93, 1.15 through p. 94, 1.1)

        95. Hugenberg suggests it is a fraudulent activity to represent that there is a relationship between the value and price of the stock and to represent that the method of valuation of IRA stock is subject to review by the Board of Directors. (Watson aff'd., Exhibit E, Hugenberg depo. Vol. II, p. 94, 11.2-10)

        96. Hugenberg cannot say how he developed an understanding that the Board of Directors of IRA approved valuation of the company. Id.

        97. The only way that members of the "Control Group" could benefit from the repurchase of Class B stock would be to revaluate the stock and sell the stock back to IRA. (Watson aff'd., Exhibit E, Hugenberg depo. Vol. II, p. 106, 11.3-8)

        98. The only misrepresentation upon which Hugenberg bases his claims and counter-claim paragraph 13(c) is he was not informed "on what authoritative basis" the method of valuing Class B stock was "derived." (Watson aff'd., Exhibit E, Hugenberg depo. Vol. II, p. 107, 11.7-15)



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 19

        99. Hugenberg is not even sure what is meant by the allegation that plans of the "Control Group" were concealed from him. (Watson aff'd., Exhibit E, Hugenberg depo. Vol. II, p. 107, 11-16-19)

        100. With respect to the allegation that IRA would value a Class B shareholder's stock at a reasonable price on repurchase, all Hugenberg relies on is the fact that the Stock Agreement says the company will annually advise the stockholders of the "value" of the stock for purposes of setting the repurchase price. (Watson aff'd., Exhibit E, Hugenberg depo. Vol. II, p. 108, 1.3 through p. 109, 1.5)

        101. With respect to the counterclaim allegation in paragraph 14(d), Hugenberg complains not that any misapplication or waste has occurred, but that the method of valuation creates a potential for it. (Watson aff'd., Exhibit E, Hugenberg depo. Vol. II, p. 111, 11.3-14)

        102. Hugenberg can recall no specific representation where he was told that the company will value stock in good faith. (Watson aff'd., Exhibit E, Hugenberg depo. Vol. II, p. 50, 11.18-24, p. 102, 11.1-15)

        103. Hugenberg alleges the existence of a conspiracy (Counterclaim paragraph 15).

        104. Hugenberg has no knowledge of when the conspiracy came into being. (Watson aff'd., Exhibit E, Hugenberg depo. Vol. II, p. 112, 11.1-22)

        105. Hugenberg does not know the names of the active members of the conspiracy. (Watson aff'd., Exhibit E, Hugenberg depo. Vol. II, p. 112, 1.13 through p. 113, 1.9)

        106. The only thing that Hugenberg can recall that was done in furtherance of the alleged conspiracy was that a member of the Board of Directors denied that a point Hugenberg made about valuation of stock held any credence and Hugenberg



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 20
             says this constituted an attempt to mislead him from obtaining accurate information on IRA stock valuation. (Watson aff'd., Exhibit E, Hugenberg depo. Vol. II, p. 114, 1.1 through p. 116, 1.16)

        107. The repurchase price established by IRA represents the book value of IRA Class B stock as shown on its books at the end of the fiscal year plus that year's earnings which are added in monthly increments to the price as the ensuing year progresses, less any dividends. (Watson aff'd., Exhibit D, Rhodes Depo. p. 41, 1.19 through p. 42, 1.2, Exhibit F, Eiland Depo., p. 118,
             1.20 through p. 119, 1.8, and Exhibit B, Self Depo., p. 142, 11.14-20)

        108. Dr. Stanley Allen Self and G. Merwin Eiland are expert witnesses designated by William C. Hugenberg. (Watson aff'd, Exhibit S)

                                     VII.

        Based on the facts established as a matter of law, IRA requests that this Court make the following declarations:

        (1) IRA has properly exercised its option under the Stock Agreement to repurchase the stock of Hugenberg in IRA;

        (2) IRA has tendered full payment to Hugenberg for the stock he owned in IRA; and

        (3)  Hugenberg is no longer a stockholder of IRA.

IRA also seeks a judgment that based an the facts established as a matter of law Hugenberg take nothing by his counter-claim.



PLAINTIFF'S AMENDED MOTION FOR SUMMARY JUDGMENT - PAGE 21